Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207389 on Form F-3 of our report dated April 20, 2016 (March 31, 2017 as to the effects of the change in the Bank´s accounting policy on cash and cash equivalents and the retrospective adjustment of the consolidated statements of cash flows for the years ended December 31, 2015 and 2014 discussed in Note 1.d), relating to the consolidated financial statements as of and for the years ended December 31, 2015 and 2014 of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”), appearing in this Annual Report on Form 20-F of Group for the year ended December 31, 2016.

/s/ Deloitte, S.L

DELOITTE, S.L

Madrid, Spain

March 31, 2017